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                     July 22, 2020

       Richard F. Westenberger
       Chief Financial Officer
       Carter's, Inc.
       Phipps Tower
       3438 Peachtree Road NE, Suite 1800
       Atlanta, Georgia 30326

                                                        Re: Carter's, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 28, 2019
                                                            Filed February 24,
2020
                                                            File No. 001-31829

       Dear Mr. Westenberger:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing